Exhibit 10.4

400 East Jamie Court. Suite 102

South San Francisco, CA 94080

PHONE (650) 741·0900

FAX (650) 741·0901

MYOKARDIA.COM

September 19, 2013

Anastasios Gianakakos

Re:	Employment by Myokardia, Inc.

Dear Tassos:

Myokardia, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Executive Officer (CEO). As CEO you will be reporting to the Myokardia Board of Directors (BOD).

In the role of CEO, you will:

•	Work with the BOD and senior management to formulate and communicate a compelling vision and strategic direction and value creation plan for the company; evaluate alternative strategies; identify competitive issues; capitalize on platform technology and develop and implement operating plans to achieve objectives.

•	Oversee all company activities to ensure Myokardia meets its research, development, and financial milestones and all other objectives including clinical, regulatory, and business development.

•	Develop and maintain strategic partnerships with external companies, overseeing critical activities to ensure research and development commitments and related projects are fulfilled.

•	Serve as the primary spokesperson for company, establishing and communicating the company’s image, and enhancing its visibility among potential partners.

•	Build additional organizational experience within the management team. Work with the Board and senior management team to manage uncertainty while maintaining an entrepreneurial environment.

•	Ensure that qualified research and development and managerial personnel are attracted and retained; manage performance by providing feedback, teaching and development opportunities.

•	Represent Myokardia in scientific conferences, presentations, industry and investment groups.

•	Build and maintain solid working relationships with key opinion leaders and investors.

•	Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission.

Your effective date of hire as a regular employee (the “Start Date”) will be October 14, 2013.

Your compensation for this position will be at the rate of $375,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to participate each year in the Company’s annual target bonus pool plan of up to 35% of your base salary based upon achievement of both corporate and personal goals, as agreed to between you and the BOD. You must be employed on the date on which the annual bonus is paid in order to receive it.

As a full time employee, you may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of the plan documents governing those programs). Current benefits include participation in a company sponsored health care plan, dental plan, 401k plan, and 20 days of paid vacation. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies.

Subject to approval by the Company’s Board of Directors, the Company will grant to you an option to purchase 2,517,000 shares of the Company’s Common Stock. The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/36th of the shares will vest on a monthly basis, in arrears.

Each of the Options will be exercisable at a price per share equal to the fair market value per share of the Company’s shares of Common Stock on the date on which the Board approves your Option grants. The Board will approve your Options at the first regularly scheduled meeting of the Board that is held after you commence employment with the Company. You will be required to execute Stock Option Agreements as a condition to receiving the options.

You will perform your services from the Company’s offices in South San Francisco, CA. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”).

This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 5pm ET on September 27, 2013.

Please indicate your acceptance of this offer by signing and returning a copy to Christine McKinley. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Kevin Starr
By: Kevin Starr
Title: Partner, Third Rock Ventures, Inc.

Accepted and Agreed:

/s/ Anastasios Gianakakos
Anastasios Gianakakos